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                                     I.D. Systems, Inc.

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On June 12, 2014, I.D. Systems, Inc. issued a press release relating to its 2014 Annual Meeting of Stockholders. A copy of the press release is set forth below.

Wireless M2M solutions for Enterprise Assets

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
Matt Glover/Michael Koehler
Liolios Group, Inc.
IDSY@liolios.com
(949) 574-3860

I.D. Systems to Hold Annual Meeting of Stockholders on

Friday, June 20th, 2014 at 11:00 a.m. Eastern Time in New York City

Woodcliff Lake, NJ, June 12, 2014—I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless M2M asset management solutions, will hold its 2014 Annual Meeting of Stockholders on Friday, June 20th, at 11:00 a.m. Eastern time at the offices of Lowenstein Sandler, 1251 Avenue of the Americas, New York, New York 10020. Holders of record of shares of I.D. Systems’ common stock at the close of business on May 19, 2014, are entitled to attend the meeting.

I.D. Systems’ management will provide an operational update and discuss the company’s growth strategy and strategic initiatives for 2014. The nominees for election to the company’s board of directors will also participate in the meeting.

Following are the biographies of the director nominees:

Kenneth S. Ehrman, age 44, a founder of I.D. Systems, has served the company as president since its inception in 1993 and as interim chief executive officer since March, 2014. Mr. Ehrman also previously served as the company’s chief operating officer from 2000 to 2010, and as a director of the company from 1993 to 2013. Mr. Ehrman is also an inventor on a number of the company’s patents. Since 2012, Mr. Ehrman has served as a member of the board of directors of Financial Services, Inc., a privately held provider of data processing solutions for banking. He graduated from Stanford University in 1991 with a Bachelor of Science in Industrial Engineering. Upon his graduation, and until I.D. Systems’ inception, Mr. Ehrman worked as a production manager with Echelon Corporation, a leading provider of machine-to-machine (M2M) technology in the industrial Internet of Things (IoT).

Kenneth Brakebill, age 44, is a retired intellectual property and trial lawyer. Following a one-year appellate clerkship out of law school, in 1998 Mr. Brakebill joined Morrison & Foerster, a global law firm of which he became a partner in 2005. At Morrison & Foerster, Mr. Brakebill primarily represented technology companies, both in the hardware and software sectors, in intellectual property cases involving disputes over patents, copyrights and contracts concerning use of technology. He retired from the firm in 2010. Mr. Brakebill also has served as a director of several not-for-profit organizations. Mr. Brakebill received a Bachelor of Arts degree with Honors from Stanford University in 1991 and attended Harvard Law School and the University of California, Hastings, from which he received his law degree in 1997.

Michael Brodsky, age 46, has served Selectica, Inc., a publicly traded provider of cloud-based contract management software, as executive chairman since December, 2013, as chief executive officer from August, 2013 to December, 2013, and as a director since 2010. Since 2013, Mr. Brodsky has also served as the managing partner of Vajra Asset Management, LLC, an investment management firm, and as a partner of Spring Valley Partners, LLC, a currently inactive consulting services firm. From 2010 to 2012, Mr. Brodsky was co-chief executive officer of Federated Sports & Gaming, Inc., a poker entertainment company acquired in 2012 by Pinnacle Entertainment, Inc., a publicly held owner, developer and operator of casinos and related facilities. From 2008 to 2010, Mr. Brodsky was chairman and chief executive officer and a director of Youbet.com, Inc., an online horse racing and betting website acquired in 2010 by Churchill Downs Incorporated, a publicly traded provider of racetracks, casinos, off-track betting and online wagering services. Mr. Brodsky served as a member of the board of directors of Churchill Downs from 2010 to 2012. From 2005 to 2011, Mr. Brodsky was managing partner of New World Opportunity Partners, LLC, an investment firm. Mr. Brodsky has also served as a director of Genesis Land Development Corporation, a residential land developer and home builder in Calgary, Canada, with shares listed on the Toronto Stock Exchange, since June, 2012, as a director of Trans World Corporation, a publicly traded company that owns and operates casinos in the Czech Republic, since September, 2013, and as a director of AltiGen Communications, Inc., a provider of Microsoft-based communications solutions, with shares listed on the OTCQX over-the-counter market, since February, 2013. Mr. Brodsky received a Bachelor of Arts degree from Syracuse University, a law degree from Northwestern University School of Law and a Masters in Business Administration from the JL Kellogg Graduate School of Management School of Business at Northwestern University.

Wireless M2M solutions for Enterprise Assets

Ron Konezny, age 46, has served as vice president, global transportation and logistics of Trimble Navigation Limited, a publicly held provider of technology solutions for mobile productivity, since 2013, and as chief executive officer of PeopleNet, an onboard computing and carrier fleet communications provider, since 2007. Mr. Konezny served as general manager of Trimble’s Global Transportation and Logistics division from 2011, when Trimble acquired PeopleNet, to 2013. After co-founding PeopleNet in 1994, Mr. Konezny served in several positions with the company, including chief operating officer and chief financial officer from 2001 to 2007, and chief technology officer from 1996 to 2007. Mr. Konezny has previously served on the boards of directors of the National Private Truck Council Institute and the Truckload Carriers Association. Mr. Konezny received a Bachelor of Arts degree from Northwestern University.

Tony Trousset, age 45, has served as the managing member of Atlas Technology Group LLC, a privately held company that provides independent mergers and acquisitions and corporate finance advice to technology companies and technology-focused private equity firms, since he founded the firm in 2009. From 2005 to 2008, Mr. Trousset served as global head of software investment banking and co-head of the West Coast Technology Investment Banking Group at Lehman Brothers Holdings, Inc., a then global financial services firm. From 2001 to 2005, Mr. Trousset served as global head of software investment banking at UBS AG, a global financial services firm. In 2005, Mr. Trousset also served as vice president and head of corporate development at SAS Institute, Inc., a privately held provider of business analytics software and services. Since 2008, Mr. Trousset has been a member of the board of directors of the San Francisco Symphony. Mr. Trousset received a Bachelor of Arts degree from Stanford University in Political Science, and a Master of Arts degree from Stanford University in Education.

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems, Inc. is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

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